EMPLOYMENT CONTRACT - John Corney

AGREEMENT dated as of the 15th day of August, 1995, by and between Mag-Will, Inc., hereinafter called the Employer, and John Corney, hereinafter called the Employee.

1. EMPLOYMENT. Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions for termination as hereinafter provided, the term of this agreement shall be for a period of three (3) years, commencing on the date of execution of the Agreement between Employer and Employee.

3. Compensation. For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a minimum salary of $60,000.00 per year, payable in bi-weekly installments, with additional future compensation to the Employee at the sole and absolute discretion of the Board of Directors of the Employer. Employee shall have the option to terminate this Agreement if (i) payments due hereunder are, on a cumulitive basis, two (2) months or more in arrears (ii) Employee has notified Employer in writing of Employee's intent to terminate this Agreement, and Employer has failed to bring the payments due hereunder current within seven (7) business days from the receipt of said written notification. If Employer wrongfully and intentionally withholds the payments due hereunder and has failed to pay to Employee any sums due hereunder so withheld by Employer within seven (7) business days from the receipt of written notice of such wrongful and intentional withholding, Employee shall have the option to terminate this agreement, in which case Employer shall be obligated to pay Employee upon demand the balance of the base compensation called for hereunder for the entire term of this Agreement.

4. Medical Insurance. The Employee shall be entitled to coverage pursuant to the terms and provisions of Employer's Medical/Hospitalization insurance coverage and such other prerequisites as are generally available to executive employees of the Company.

5. Duties. The Employee is engaged in on executive capacity with the Employer and shall be assigned to supervise and direct: the activities of the Employer as well as to maintain the public relations and good will of the Employer. The precise services of the Employee may be specified or changed from time to time at the direction of the Board of Directors of Employer.

6. Extent of Services. The Employee shall devote his fall time, attention and energies to the business of the Employer and shall not during the term of is Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantages; but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require anything other than incidental services on the part of the Employee in the operation of the affairs of the companies in which the investments are made.

7. Disclosure of Information. The Employee recognizes and acknowledges that the list of the Employer's customers, as it may exist from time to time, is a valuable, special and unique asset of the Employer's business. The Employee will not, during or after the term of his employment, disclose the list of the Employer's customers or any part thereof, to any person, firm, corporation, association or other activity or entity if such disclosure would be detrimental to Employer. In addition, Employee will make no unauthorized disclosure of any Employer's trade secrets, Employer's patents or patent applications, the disclosure of which would be detrimental to Employer. In the event of a breach or threatened breach by the Employee of the provisions of this paragraph, the Employer shall, be entitled to an injunction restraining the Employee from disclosing such information, in whole or in part, or from rendering any services to any person, firm, corporation, association, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee. Nothing herein set forth shall preclude Employee from engaging in business activities involving the field of magnetics so long as Employee is in compliance with the provisions of paragraph 13 hereof and is not using any patents or patent applications which are the property of Employer.

8. New Technology. Any new technology developed by Employee during the term of this agreement, including, but not by way of limitation, patents, trademarks, copyrights, trade secrets and/or scientific data, shall be the property of Employer.

9. Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Employer, including expenses for automobile, entertainment, travel and similar items. The Employer will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures.

10. Vacations. The Employee shall be entitled each year to a vacation of three (3) weeks during which time his compensation shall be paid in full.

11. Disability. If the Employee is unable to perform his services by reason of illness or incapacity for a continuous period of more than three months, the compensation otherwise payable to him shall cease during the continued period of such illness or incapacity, The Employee's full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, the Employer may terminate this Agreement at any time after the Employee shall be absent from his employment, for whatever cause, for a continuous period of more than three months, and all obligation of the Employer hereunder shall cease upon any such termination. The option of Employer to acquire Employee's equity interest in Employer under certain circumstances noted in paragraph 14 hereof shall not arise in the event this Agreement is terminated pursuant to the provisions of this paragraph 11.

12. Death During Employment. If the Employee dies during the term of his employment, the Employer shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee up. to the end of the month in which the Employee's death occurs.

13. Restrictive Covenant. If the Employee is terminated with cause or leaves the employ of the Employer for any reason, then for a period of one year following such termination by the Employer, the Employee will not, within any geographical area wherein Employer conducts its business or sells its products, engage directly or indirectly, own, manage, operate, control, be employed by, participate in, or engage in any manner with the ownership, management, operation, or control of any business entity whose activities include the manufacture, distribution and/or sales of down-hole tools for oil wells using the principal of magnetism or providing any other service or product produced by the Employer, or engaging in any other similar business which would in any way compete with the business conducted by the Employer, at the time of the termination of said Employee.

14. Option to Purchase employee's Interest in Employer. If Employee voluntarily leaves the employ of the Employer or is terminated for cause (as defined in Paragraph 16 hereof), the Employer shall have the option for a period of ninety (90) days from the date of such termination to cause to be purchased the ownership interest of Employee in Employer. If the option is exercised, the purchase price shall be equal to the greater of (i) $100,000 (said amount increases to $250,000 during year two and three hereof) or (ii) 50% of the fair market value of Employee's ownership interest in Employer ("Employee's Interest") as of the date of said termination and shall be delivered to Employee within thirty (30) days from the date the value of the Employee's Interest has been determined as hereinafter provided.

If the parties cannot agree upon the said fair market value of Employee's Interest, each party shall appoint an appraiser (within thirty (30) days from the date of termination) experienced in the evaluation of closely held companies and said appraisers shall endeavor to agree upon the value of Employee's Interest. If the appraisers cannot so agree but the difference in their respective appraisals is five percent (5%) or less, the fair market value shall be the average of the two appraisals. If said difference is greater than five percent (5%), the two appraisers shall choose a third appraiser whose decision as to the fair market value of the Employee's Interest shall be binding upon the parties; provided, however, in no event shall the fair market value of Employee's Interest be more than the higher of the original two appraisals nor lower than the lower of the. original two appraisals.

15. Notices. Any notice of termination of the Agreement shall be sufficient if in writing, and if sent by certified mail to his residence in the case of the Employee, or to its principal offices in the case of the Employer.

16. Termination. The Employer shall have the right to terminate the employment of Employee at any time for cause. As used herein, the term "Cause" is defined to mean (a) wilful action intended by the Employee to adversely impact the Employer or (b) the conviction of Employee of a felony or any other offense involving moral turpitude.

17. Waiver of Breach. The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

18. Assignment. The rights and obligations of the Employee under this Agreement shall not be assignable without the prior written consent of the Employer, which consent may be withheld at the discretion of the Employer.

19. Attorney's Fees. If either party hereto is required to retain the services of legal counsel to enforce its rights hereunder, the party prevailing in any such proceeding shall be entitled to reimbursement of its reasonable legal expenses incurred.

20. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 15TH day of August, 1995.

EMPLOYER:

MAG-WELL, INC.

By: /s/ William Dillard

Name: William Dillard

Title: President

EMPLOYEE:

/s/ John Corney